Exhibit 99

INVESTORS	MEDIA
Bob Strickland	Kevin Waetke
415-396-0523	515-213-5960

WELLS FARGO SENIOR EVP OMAN TO RETIRE BY YEAR-END ‘09

DES MOINES, August 25, 2008 – Wells Fargo & Company (NYSE: WFC) said Senior EVP Mark Oman, head of its Home and Consumer Finance Group and a 30-year veteran of the company, plans to retire by the end of next year. Oman’s group of businesses – Wells Fargo Home Mortgage, Wells Fargo Financial, and Card Services and Consumer Lending – will remain in its current form, continue as a Group to report to Oman, and continue to be headquartered in Des Moines.

“Thanks to Mark’s outstanding leadership through three decades with our company, the mortgage loan – with checking, investments and insurance – became one of our company’s four core products and part of the foundation of our company’s vision – to satisfy all our customers’ financial needs and help them succeed financially,” said Wells Fargo Chairman Dick Kovacevich. “His significant role in building one of America’s largest and most respected mortgage companies I believe is one of the great success stories in U.S. financial services. He’s also built an effective group of major businesses with 47,000 team members that strive to satisfy all the financial needs of our 28 million customers smoothly and efficiently by being there when they need their next financial product.”

“If there’s one word that describes Mark for me it’s ‘integrity,’ “ said President and CEO John Stumpf. “Integrity in the numbers, integrity in the process, integrity in building the business and doing what’s right for the customer, and integrity in building a high performing team that collaborates unselfishly as One Wells Fargo. We’re very fortunate that Mark will stay in his current leadership role to ensure a smooth transition. Our commitment to the Des Moines area as a major employment center for our company remains as strong as ever.”

Oman, 53, joined Norwest Financial, the consumer finance subsidiary of the former Norwest Corporation (now Wells Fargo & Company), in 1979 in financial reporting, then as manager of treasury and audit services. He was named Norwest Mortgage’s chief financial officer in 1985, president and CEO of Mortgage in 1989, a group head in 1997 and a senior EVP in 2005. The first year he led Mortgage in 1989 it had 1,850 team members, 52 locations in 23 states, originated $4.4 billion in mortgage loans and serviced $800 million in loans. Last year, Wells Fargo originated $272 billion in mortgage loans and had an owned mortgage servicing portfolio of $1.53 trillion. Today Wells Fargo serves eight million mortgage customers nationwide from some 2,400 mortgage and banking stores, and has almost 26,000 team members.

Oman is a board member of the University of Northern Iowa Foundation and Greater Des Moines Community Foundation. Oman serves on the executive council of the Greater Des Moines Partnership and is a member of the Iowa Business Council. He also is a member of the Iowa Business Hall of Fame.

Wells Fargo & Company is a diversified financial services company with $609 billion in assets, providing banking, insurance, investments, mortgage and consumer finance through almost 6,000 stores and the internet (wellsfargo.com) across North America and elsewhere internationally. Wells Fargo Bank, N.A. is the only bank in the U.S., and one of only two banks worldwide, to have the highest possible credit rating from both Moody’s Investors Service, “Aaa,” and Standard & Poor’s Ratings Services, “AAA.”